Exhibit 99.1

ContraVir Pharmaceuticals, Inc.
Announces Reverse Stock Split

EDISON, N.J., May 24 , 2018 — ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV) announced today, a reverse split of its common stock, $0.0001 par value, at a ratio of 1 for 8, effective May 25, 2018 (the “Effective Date”). The company’s common stock will begin trading on a split-adjusted basis when the markets open on May 29, 2018 under the existing trading symbol “CTRV.”

The reverse stock split is primarily intended to bring the company into compliance with the minimum bid price requirement for maintaining its listing on the Nasdaq Capital Market. The new CUSIP number for the common stock following the reverse split will be 21234W 202.

As a result of the reverse split, each 8 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 85.5 million shares to approximately 10.7 million shares. Proportionate adjustments will be made to the conversion and exercise prices of the company’s outstanding warrants, stock options and to the number of shares issued and issuable under the company’s equity incentive plans. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the par value of the common stock.

On January 2, 2018, the board of directors of the company approved the reverse stock split, subject to shareholder approval. On March 9, 2018, a majority of the company’s shareholders approved giving the Board discretionary authority to enact the reverse stock split. The Board approved the reverse stock split on a one for eight ratio on May 14, 2018.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the company’s equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. Holders of common stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. The company’s transfer agent, Philadelphia Stock Transfer, Inc. (PST), will act as paying agent for the reverse stock split. PST will provide stockholders of record holding certificates representing pre-split shares of the company’s common stock as of the effective date, a letter of transmittal providing instructions for the exchange of shares. Registered stockholders holding pre-split shares of the company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Additional information about the reverse stock split can be found in the company’s definitive proxy statement (Form DEF 14A) filed with the Securities and Exchange Commission on January 24, 2018 available free of charge at the SEC’s website www.sec.gov or at the company’s website www.contravir.com. Philadelphia Stock Transfer, Inc. can be reached by phone at (484) 416-3124 or mail at 2320 Haverford Rd., Suite 230, Ardmore, PA 19003

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing less off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028